Exhibit C



                                     August 27, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  Data-Track Account Services, Inc.
              No. 70-7512

Ladies and Gentlemen:

          In connection with Post-Effective Amendment No. 1 to the Application-Declaration as amended in the above file (the "filing"), I am of the opinion that (i) Data-Track Account Services, Inc. is validly organized and duly existing under the laws of the State of New York and (ii) in the event the proposed transaction is consummated in accordance with the filing and with any Order of the Commission respecting the filing:

          (a) All state laws that I deem applicable to the proposed transaction will have been complied with; and

          (b) The consummation of the proposed transaction will not violate the legal rights of holders of securities issued by Data-Track Account Services, Inc. or any associate company thereof.

          I am admitted to practic law in the State of New York. I do not hold myself out as an expert on the laws of any other state or offer any opinion on such laws.

          I consent to the use of this opinion as part of said filing.

                                     Sincerely,

                                     /s/ Mark D. Buri

                                     Mark D. Buri